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                                                                    EXHIBIT 10.4

         Amendment to Hutchinson Technology Incorporated 401-K Plan effective April 1, 1995, amending Sec. 5.2 in its entirety to read as follows:

              SEC. 5.2 MATCHING CONTRIBUTIONS. The Company will make a Matching Contribution for each eligible Participant for each calendar quarter according to the following:

         (a) Commencing April 1, 1995, the Matching Contribution for each eligible Participant will be determined according to the following schedule:

    If the Participant contributed the         The Matching Contribution will
    following percent of Certified             be the following percent of the
    Earnings as Salary Reduction               Participant's Certified Earnings
    Contributions for the calendar quarter:    for the calendar quarter:
    ---------------------------------------    --------------------------------

         Less than 1%                                       0%
         At least 1% but less than 2%                       3%
         2% or more                                         6%

         (b) To be eligible to receive a Matching Contribution for a particular calendar quarter, a Participant (i) must be employed by the Company or an Affiliate on the last day of the calendar quarter,
         (ii) must have completed at least 1000 Hours of Service during the calendar year preceding the year in which falls the calendar quarter for which a Matching Contribution is to be made, and (iii) must have had in effect a salary reduction agreement on each day during the particular calendar quarter under which the Participant elected
         Salary Reduction Contributions of at least 1% of Certified Earnings.

         (c) Notwithstanding that a Participant's actual Salary Reduction Contributions may be reduced below 1% of Certified Earnings because of the requirements of Sec. 5.3, Sec. 5.4 or Sec. 5.6, or because the Participant has reached the limit for the calendar year under Sec. 5.1(g), the Participant will be deemed to have met the "1% rule" of clause (iii) of subsection (b) if the Participant had previously made the requisite election and such election would have been in effect throughout the particular calendar quarter for which the Matching Contribution is to be made if those provisions did not apply. For purposes of applying subsection (a), such a Participant will be deemed to have made the Salary Reduction Contributions that would have been made during that quarter if the Participant's Salary Reduction Contributions for the entire Plan Year had been made equally during each calendar quarter for which the requisite election was in effect.

         (d) Any individual who becomes a Participant on a July 1 Entry Date will be deemed to satisfy the Hour of Service requirement of clause
         (ii) of subsection (b) for the remainder of the year in which the Entry Date occurs.

         (e) Any Forfeitures for a Plan Year which are not used to reinstate Accounts pursuant to Sec. 9.2(b) shall be credited against the Company's Matching

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         Contributions for that Plan Year.  If Forfeitures for a Plan Year exceed the total Matching Contributions due from the Company for that year, the excess Forfeitures shall be allocated as additional Matching Contributions for that year by proportionately increasing the allocations under subsection (a) to the extent necessary to consume the Forfeiture.




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